EXHIBIT 99.1

LONESTAR ANNOUNCES INCREASE IN BORROWING BASE TO $190 MILLION

Fort Worth, Texas, May 24, 2018 (PRNewswire) — Lonestar Resources US Inc. (NASDAQ: LONE) (together with its subsidiaries, “Lonestar”) announced that the lenders in its Senior Secured Facility (“Facility”) unanimously approved an increase in the Company’s Borrowing Base from $160 million to $190 million. With $73.5 million drawn on the Facility at March 31, 2018, proforma availability stands at $116.5 million.

Lonestar’s Chief Executive Officer, Frank D. Bracken, III commented, “The results of our drilling program have outpaced our expectations, as exhibited in our first quarter 2018 results. I believe these results are now also reflected in the fact that the member banks in our Senior Secured Facility have reviewed our results and substantially increased our Borrowing Base. The Borrowing Base increase gives us substantial liquidity to run our business, and we expect continued growth in our Borrowing Base as we bring more wells onstream.”

About Lonestar

Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.

Cautionary Note Regarding Forward Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2017 and subsequently filed quarterly reports on Form 10-Q. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.